Exhibit 10.3
BLEND LABS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Originally adopted and approved June 16, 2021, effective upon the effectiveness of the registration statement relating to the Company’s initial public offering
Most recently amended on April 29, 2024, with such amendment effective as of the date of the Company’s 2024 Annual Meeting of Stockholders (the “Amendment Effective Date”)
Blend Labs, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
1.Cash Compensation
Annual Cash Retainer
Effective as of the Amendment Effective Date, each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings.
Committee Membership Annual Cash Retainer
Effective as of the Amendment Effective Date, each Outside Director who serves as chair or a member of a committee of the Board will be paid additional annual fees as follows:

Chair of Audit Committee:	$20,000
Member of Audit Committee (other than the Chair of the Audit Committee):	$10,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Member of Nominating and Corporate Governance Committee (other than the Chair of the Nominating and Corporate Governance Committee):	$5,000
Chair of Compensation Committee:	$15,000
Member of Compensation Committee (other than the Chair of the Compensation Committee):	$7,500
Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company and such payment will be made no later than thirty (30) days following the end of such immediately preceding fiscal quarter. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) during only a portion of the relevant fiscal quarter will receive a prorated payment of the quarterly installment of the applicable cash compensation, calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.
The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

b.Initial Award. Subject to Section 6 of this Policy, each individual who first becomes an Outside Director following the Amendment Effective Date will be granted an award of restricted stock units (“RSUs”) covering a number of Shares equal to the product of (A) 50,000, multiplied by (B) a fraction with a numerator equal to the number of calendar days between (and including) the date the individual first becomes an Outside Director and the date of the next Annual Meeting (as defined below), and a denominator equal to 365, rounded down to the nearest whole Share (together, an “Initial Award”). The Initial Award will be made on the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”). If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle such Outside Director to an Initial Award.
Subject to Section 3 of this Policy, each Initial Award will vest on the day prior to the date of the Annual Meeting next following the Initial Award Grant Date, subject to the Outside Director continuing to be a Service Provider through the vesting date.
c.Annual Award. Subject to Section 6 of this Policy, on the date of each annual meeting of the Company’s stockholders on and following the Amendment Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of RSUs (an “Annual Award”) covering 50,000 Shares.
Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one (1)-year anniversary of the date the Annual Award is granted, or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
3.Change in Control
In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will be treated in accordance with the terms of the Plan.
4.Travel Expenses
Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.
5.Additional Provisions
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
6.Limitations
No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above) or Awards with a combined value greater than $500,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.
7.Adjustments
If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs, the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.
8.Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
9.Revisions
The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.
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